Exhibit 99.1

VBI Vaccines Announces New Tumor Response Data from Ongoing Randomized Controlled Phase 2b Study of VBI-1901 in Recurrent Glioblastoma Patients

●	Among the 7 patients on VBI-1901 treatment long enough to have 1+ MRI scan at the time of analysis, one partial tumor response (PR) and two stable disease (SD) observations have occurred as of May 15, 2024
●	The partial response, which demonstrated a 67% reduction in tumor size vs. baseline, was observed at week 6, after 2 doses of VBI-1901
●	The disease control rate (DCR) in the VBI-1901 study arm was 43% (n=3/7) compared to 0% in the control arm (n=0/6) – n=5/6 patients in the control arm have experienced a 2-8x increase in tumor size vs. baseline and have been taken off study protocol
●	FDA has granted both Fast Track Designation and Orphan Drug Designation to VBI-1901 in recurrent GBM following previous Phase 1/2a study results
●	Additional interim data expected Q4 2024, including additional tumor response data and initial survival data from early-enrolled participants, subject to speed of enrollment

CAMBRIDGE, Mass. (May 29, 2024) – VBI Vaccines Inc. (Nasdaq: VBIV) (VBI), a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease, today announced new interim tumor response data from the ongoing randomized, controlled Phase 2b study of VBI-1901, the Company’s immunotherapeutic cancer vaccine candidate, in recurrent glioblastoma (rGBM) patients. These data will be presented in a poster session at the 2024 American Society of Clinical Oncology (ASCO) Annual Meeting on Saturday, June 1, 2024.

David E. Anderson, Ph.D., VBI’s Chief Scientific Officer, said: “The tumor responses we have seen to date are incredibly encouraging, and, like the tumor responses did in the Phase 1/2a study, I am excited to see how this translates to clinical and survival outcomes later this year. The approved treatments for recurrent GBM patients have limited to no efficacy, which is consistent with the data seen in the standard-of-care arm in this study. VBI-1901’s ability to stimulate an immune response capable of generating a disease control rate of 43% at this interim stage of the study, including a partial response, is hopefully an indication of the potential of this candidate to make a meaningful difference in the lives of patients, providers, and families.”

Jeff Baxter, VBI’s President and CEO, said: “These data represent a considerable advancement in our effort to make a difference in the fight against GBM. Throughout the remainder of 2024, we expect to have additional tumor response data and initial survival data. Pending the strength of these clinical data, we believe we can start discussions with the FDA around what an accelerated development and approval pathway looks like, under our Fast Track and Orphan Drug Designations.”

Phase 2b Data Poster Highlights

As of May 15, 2024, 23 patients had been randomized 1:1 to either the active treatment arm, VBI-1901, or to the control treatment arm (standard-of-care).

●	Active Study Arm: VBI-1901 + Granulocyte-Macrophage Colony Stimulating Factor (GM-CSF)

○	11 patients have been randomized – tumor response data was available for 7 of those patients as of May 15, 2024
○	One (1) PR and two (2) SD observations seen to date

■	The patient with the PR saw a 67% tumor reduction compared to baseline at week 6, after receiving two monthly doses of VBI-1901

○	43% (n=3/7) disease control rate achieved in evaluable patients to date
○	2 additional patients appear to be experiencing stabilization of tumor growth after their second dose of VBI-1901, but do not yet meet the threshold to qualify as stable disease

●	Control Study Arm: Standard-of-Care (SoC) Therapy – Carmustine or Lomustine

○	12 patients have been randomized – tumor response data was available for 6 of those patients as of May 15, 2024
○	No tumor responses have been observed in the SoC arm (n=0/6; 0% DCR)
○	5 evaluable patients have experienced tumor progression of 2-8x increase in tumor size and have been taken off study protocol

Tumor response rates are an objective measure of treatment efficacy in oncology trials. In VBI’s previous Phase 1/2a study of VBI-1901 in rGBM, a 44% disease control rate was observed (n=7/16), which translated to clinical improvements in overall survival, with a median overall survival (mOS) of 12.9 months after treatment with VBI-1901 compared to the 8-month mOS historical benchmark for standard-of-care chemotherapy treatment.

ASCO Poster Details

●	Title: Randomized Phase 2b trial of a CMV vaccine immunotherapeutic candidate (VBI-1901) in recurrent glioblastomas
●	Abstract Number: TPS2100
●	Date & Time: 9:00 AM – 12:00 PM CDT, Saturday, June 1, 2024
●	Poster Session: Central Nervous System Tumors

VBI’s poster presentation will be made available on the Posters page of VBI’s website, under News and Resources, after the Central Nervous System Tumors poster session concludes on June 1, 2024.

Phase 2b Patient Enrollment Update

●	26 patients have been randomized as of May 28, 2024
●	Patient enrollment rate continues to increase, with six (6) patients randomized in May
●	VBI expects the study to be fully enrolled (n=60) by year-end 2024, subject to continued pace of enrollment

Phase 2b Study Design

Multi-center, randomized, controlled, open-label study in up to 60 patients with first recurrent GBM

●	Patients will be randomized in a 1:1 ratio across two study arms:

○	Intradermal VBI-1901 + GM-CSF: 10 µg dose every 4 weeks until clinical disease progression
○	Monotherapy standard-of-care: either intravenous carmustine or oral lomustine, every 6 weeks until disease progression or intolerable toxicity

●	Endpoints include:

○	Safety and tolerability
○	Overall survival (OS) – median and overall
○	Tumor response rate (TRR)
○	Progression-free survival (PFS)
○	Immunologic responses
○	Reduction in corticosteroid use relative to baseline
○	Change in quality of life compared to baseline

The randomized, controlled Phase 2b study is evaluating overall survival, tumor response rates, and safety and tolerability of VBI-1901 as a monotherapy treatment in rGBM patients. There are no effective, approved treatments available for patients with rGBM, and median overall survival remains low at approximately eight (8) months.

The U.S. Food and Drug Administration (FDA) has considered demonstration of a statistically significant improvement in overall survival relative to a randomized control arm to be clinically significant and has recognized this as criteria to support the approval of new oncology drugs.1

For more information about the Phase 2b study, visit clinicaltrials.gov and reference trial identifier: NCT03382977.

Phase 1/2a Study Data Highlights – VBI-1901 10µg + GM-CSF Study Arms

(n=16)

●	44% disease control rate achieved (n=7/16) – disease control rate is defined as stable disease (SD) + partial tumor response (PR) + complete tumor response (CR)

●	2 partial responses (PR) were observed – 1 patient was on treatment for more than 28 months (2.33 years), surviving at least 40 months (3.33 years) as of August 1, 2023, with a maximum tumor reduction of 93% relative to baseline
●	5 additional patients demonstrated stable disease (SD) for a sustained period of time
●	All patients with a tumor response (PR or SD) (n=7/16) reached a minimum survival of 12 months
●	Median overall survival (mOS) was 12.9 months, comparing favorably to 8-month mOS for monotherapy standard-of-care[2]

About GBM and VBI-1901

Scientific literature suggests CMV infection is prevalent in multiple solid tumors, including glioblastoma (GBM). GBM is among the most common and aggressive malignant primary brain tumors in humans. In the U.S. alone, 12,000 new cases are diagnosed each year. The current standard of care for treating GBM is surgical resection, followed by radiation and chemotherapy. Even with aggressive treatment, GBM progresses rapidly and has a high mortality.

VBI-1901 is a novel cancer vaccine immunotherapeutic candidate developed using VBI’s enveloped virus-like particle (eVLP) technology to target two highly immunogenic cytomegalovirus (CMV) antigens, gB and pp65. The FDA has granted VBI-1901 Fast Track Designation and Orphan Drug Designation for the treatment of recurrent glioblastoma. These designations are intended to provide certain benefits to drug developers, including more frequent meetings with the FDA, and Accelerated Approval and Priority Review, if relevant criteria are met, among other benefits.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company driven by immunology in the pursuit of powerful prevention and treatment of disease. Through its innovative approach to virus-like particles (“VLPs”), including a proprietary enveloped VLP (“eVLP”) platform technology and a proprietary mRNA-launched eVLP (“MLE”) platform technology, VBI develops vaccine candidates that mimic the natural presentation of viruses, designed to elicit the innate power of the human immune system. VBI is committed to targeting and overcoming significant infectious diseases, including hepatitis B, coronaviruses, and cytomegalovirus (CMV), as well as aggressive cancers including glioblastoma (GBM). VBI is headquartered in Cambridge, Massachusetts, with research operations in Ottawa, Canada, and a research and manufacturing site in Rehovot, Israel.

Website Home: http://www.vbivaccines.com/

News and Resources: http://www.vbivaccines.com/news-and-resources/

Investors: http://www.vbivaccines.com/investors/

References

1.	Oncology Center of Excellence, Center for Drug Evaluation and Research (CDER) and Center for Biologics Evaluation and Research (CBER) at the Food and Drug Administration. Clinical Trial Endpoints for the Approval of Cancer Drugs and Biologics; Guidance for Industry. FDA.gov. December, 2018
2.	Taal W, Oosterkamp HM, Walenkamp AME, et al. Single-agent bevacizumab or lomustine versus a combination of bevacizumab plus lomustine in patients with recurrent glioblastoma (BELOB trial): a randomized controlled phase 2 trial. Lancet Oncol. 2014; 15: 943-953

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The Company cautions that such forward-looking statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the Company’s ability to regain and maintain compliance with the listing standards of the Nasdaq Capital Market, the Company’s ability to satisfy all of the conditions to the consummation of the transactions with Brii Biosciences, the Company’s ability to comply with its obligations under its loan agreement with K2 HealthVentures, the impact of general economic, industry or political conditions in the United States or internationally; the impact and continuing effects of the COVID-19 epidemic on our clinical studies, manufacturing, business plan, and the global economy; the ability to successfully manufacture and commercialize PreHevbrio/PreHevbri; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of pipeline candidates and the commercialization of PreHevbrio/PreHevbri; the ability to obtain appropriate or necessary regulatory approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the SEC on April 16, 2024, and filed with the Canadian security authorities at sedarplus.ca on April 16, 2024, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson

Director, Corporate Communications & IR

Phone: (617) 830-3031 x124

Email: IR@vbivaccines.com